Exhibit 99.1

Iconix Brand Group, Inc. Names John T. McClain as CFO

Iconix Brand Group, Inc. (Nasdaq: ICON) today announced that John T. McClain has been appointed Chief Financial Officer, effective February 11, 2019. Mr. McClain has a strong background in financial leadership positions for global brands. He will report to Robert Galvin, chief executive officer, president and a member of the board of directors at Iconix Brand Group, Inc.

“John is a transformational CFO with an impressive background in financing and restructuring and I’m thrilled to have him join my team at Iconix Brand Group, Inc.,” said Mr. Galvin. “I have known John for more than a decade and he is a true professional who will be an asset to Iconix,” added Mr. Galvin.

From 2007 until its sale to Sycamore Partners in 2014, Mr. McClain was CFO at Jones Apparel Group, a $4 billion leading global designer, marketer and wholesaler of over 25 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. He has also held senior finance roles at Lindblad Expedition Holdings, Inc., Avis Budget Group, Inc., formerly Cendant Corporation, Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain is currently a member of the board of directors for Lands’ End, Inc. and Seritage Growth Properties, and is a graduate of Lehigh University with a B.S. in accounting.

Inducement Equity Grants

As an inducement to accept his appointment with Iconix, and in lieu of Mr. McClain’s eligibility to participate in Iconix’s 2019 long-term incentive plan or any similar incentive plan effected in 2019 by Iconix., Mr. McClain will be granted a number of restricted stock units equal to the number of Iconix’s common shares with a value on the date of grant of $262,500 (the “RSUs”), and a number of performance stock units equal to the number of Iconix’s common shares with a value on the date of grant of $262,500 (the “PSUs”).

One-third of the RSUs are vested on the date of grant, with the remaining two-thirds of the RSUs to vest on February 11, 2020, subject to Mr. McClain’s continued employment with Iconix through the vesting date; provided that, if Mr. McClain’s employment terminates for any reason before such vesting date, then all of the RSUs (whether or not then vested) will be forfeited immediately for no consideration; provided that in the event of a termination by Iconix without cause and unrelated to Iconix’s or the Mr. McClain’s performance, all unvested RSUs shall vest on the first anniversary of the grant date. Any vested RSUs will be distributed to Mr. McClain in shares of Iconix’s common stock within 15 days after the applicable vesting date. Mr. McClain has a right to receive dividend equivalents in respect of the RSUs, which will be subject to the same vesting and other restrictions applicable to the underlying RSUs.

The PSUs are eligible to vest at the end of a three-year performance period ending on December 31, 2021, based on the same financial performance metric to be determined by the Compensation Committee of Iconix’s Board of Directors, in its sole discretion, pursuant to Iconix’s 2019 long term incentive plan applicable to Iconix’s other senior executives; provided that, if Mr. McClain’s employment is terminated by Iconix without “cause” (and not due to his death or disability) or by him for “good reason” (each such term as defined in his employment agreement with Iconix), then he will remain eligible to earn a pro rata number of the PSUs, based on the percentage of the Performance Period during which he was employed by Iconix, provided that the applicable performance metric is achieved on the termination date as if the termination date had been the last day of the Performance Period. The pro rata number of PSUs that would be earned by Mr. McClain in accordance with the prior sentence will become vested at the end of the performance period, subject to Mr. McClain’s continued compliance with certain restrictive covenants.

In the event of a change in control of Iconix occurring prior to the last day of the performance period, any outstanding and unvested PSUs will be converted to a number of restricted stock units equal to the number of PSUs that would have vested on the date of such change in control based on the applicable financial metric described above if such change in control had been the last day of the performance period, and any such restricted stock units will vest on the last day of the performance period, subject to Mr. McClain’s continued employment with Iconix and his continued compliance with certain restrictive covenants; provided that, if the PSU award is not assumed, substituted or otherwise continued in a change in control, then such restricted stock units will vest immediately upon such change in control; provided, further, that, if Mr. McClain’s employment is terminated by Iconix without cause (and not due to his death or disability) or by him for good reason, in any case, within 24 months after a change in control of Iconix, then any outstanding restricted stock units into which the PSUs have converted will vest immediately on the termination date (subject to Mr. McClain’s continued compliance with certain restrictive covenants). Any PSUs that remain unvested as of the last day of the performance period will be forfeited immediately for no consideration. Any vested PSUs will generally be distributed to Mr. McClain promptly after the end of the performance period (or, if applicable, the date of termination of his employment). Mr. McClain has a right to receive dividend equivalents in respect of the PSUs, which will be subject to the same vesting and other restrictions that apply to the underlying PSUs.

The RSUs and PSUs described above are being granted as a material inducement to Mr. McClain entering into employment with Iconix in accordance with NASDAQ Listing Rule 5635(c)(4), and are subject to the terms and conditions of the applicable award agreements.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER® and HYDRAULIC ®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. Iconix licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

PRESS CONTACTS

Melissa Pastore

Iconix Brand Group, Inc.

mpastore@iconixbrand.com